For editorial information: Jeannine Sohayda The Dow Chemical Company 989-636-8485 989-636-3518 (fax) jsohayda@dow.com	For editorial information:
FOR IMMEDIATE RELEASE
Jeff M. Fettig Elected to Dow’s Board of Directors
MIDLAND, MICH—(November 3, 2003)— The Dow Chemical Company announced today the election of Jeff M. Fettig to the Board of Directors, effective December 10, 2003. Fettig, president and chief operating officer of Whirlpool Corporation, will serve on Dow’s Audit Committee, Committee on Directors and Governance, and Public Interest Committee.

Fettig brings to Dow a strong background in international business, marketing and finance in the consumer products industry, with over 22 years at Whirlpool Corporation. He has been a member of Whirlpool’s board of directors since 1999.

"Our Board sees in Jeff Fettig an executive with a proven track record of leadership and broad-based achievement at Whirlpool," said William S. Stavropoulos, chairman, president and CEO. "We believe that his international and domestic business and financial acumen will be invaluable to Dow as we continue our disciplined financial focus."

Fettig joined Whirlpool in 1981 as a marketing management trainee and progressed through roles in sales and merchandising before becoming director of product development for Whirlpool in 1988. He then served as vice president of marketing in several regions, including North America and Europe. Before his most recent promotion to president and chief operating

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Dow Appoints Jeffrey M. Fettig to Board of Directors Page 2 of 2
officer in 1999, he was executive vice president and president, Whirlpool Europe and Asia. Fettig holds a Bachelor of Science in Finance and a Masters in Business Administration from Indiana University Bloomington.

For a complete list of Dow’s board members, committee assignments, and other corporate governance information, visit our web site at www.dowgovernance.com.

Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $28 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of Sustainable Development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities.

For further information, visit www.dow.com.

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